77.J)	Revaluation of assets or restatement of capital share account



First American Investment Funds, Inc.

SOP 93-2 requires each Corporation on behalf of each Fund to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). As a result First American Investment Funds, Inc. had reclassed the accumulated income and accumulated capital gains (losses) to paid-in-capital for the year ended September 30, 1995. The following adjustments were made (000):


<Captions>
                   			Accumulated	        	Undistributed
		                   	Net Realized	       	Net Investment
	Fund	               	Gain (Loss)		        Income	          	Paid-In-Capital


Mortgage		              $0			              $1		              		$(1)
Limited Term Tax Free	   0         		      16		                (16)
Equity Income		          2			              16			 	             (18)
Diversified Growth	      0		         	     18				              (18)
Technology		           (70)		              70	             			   0
International		     (1,870)	         	  1,942		              		(72)
